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                                                                    Exhibit 10.1



                            STOCK PURCHASE AGREEMENT


                           DATED AS OF AUGUST 2, 2002






                                      AMONG






                         UNIVERSITY HEALTH PLANS, INC.,


               UNIVERSITY OF MEDICINE AND DENTISTRY OF NEW JERSEY


                                       AND


                               CENTENE CORPORATION






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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1.    Purchase and Sale of the Shares.....................................   1
      1.1.  Purchase of the Shares from the Stockholder...................   1
      1.2.  Purchase Price for the Shares.................................   1
      1.3.  Closing.......................................................   2

2.    Representations of the Stockholder..................................   2
      2.1.  Organization..................................................   3
      2.2.  Authorization.................................................   3
      2.3.  Non-Contravention.............................................   3
      2.4.  Title to Shares...............................................   3
      2.5.  Transfer of Shares............................................   3

3.    Representations of the Stockholder and the Company..................   4
      3.1.  Organization..................................................   4
      3.2.  Capitalization................................................   4
      3.3.  Subsidiaries..................................................   4
      3.4.  Authorization.................................................   4
      3.5.  Non-Contravention.............................................   5
      3.6.  Financial Statements..........................................   5
      3.7.  Absence of Undisclosed Liabilities............................   6
      3.8.  Litigation....................................................   7
      3.9.  Insurance.....................................................   7
      3.10. Assets........................................................   7
      3.11. Intellectual Property.........................................   8
      3.12. Real Estate...................................................   9
      3.13. Tax Matters...................................................   9
      3.14. Books and Records.............................................  10
      3.15. Contracts and Commitments.....................................  10
      3.16. Compliance with Agreements and Laws...........................  12
      3.17. Employee Relations............................................  13
      3.18. Employee Benefit Plans........................................  14
      3.19. Absence of Certain Changes or Events..........................  15
      3.20. Providers.....................................................  17
      3.21. Members.......................................................  17
      3.22. Commercial Business...........................................  17
      3.23. Indebtedness to and from Officers, Directors and the
             Stockholder..................................................  17
      3.24. Banking Facilities............................................  18
      3.25. Powers of Attorney and Suretyships............................  18
      3.26. Conflicts of Interest.........................................  18
      3.27. Brokers.......................................................  18

4.    Representations of the Buyer........................................  18
      4.1.  Organization and Authority....................................  18
      4.2.  Authorization.................................................  19
      4.3.  Non-Contravention.............................................  19
      4.4.  Investment Representation.....................................  19

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5.    Pre-Closing Covenants...............................................  20
      5.1.  Access to Management, Properties and Records..................  20
      5.2.  Confidentiality...............................................  20
      5.3.  Public Announcements..........................................  21
      5.4.  Communications with Members and Providers.....................  21
      5.5.  Conduct of Business...........................................  21
      5.6.  Absence of Material Changes...................................  21
      5.7.  Delivery of Interim Financial Statements......................  23
      5.8.  Compliance with Laws and Regulations..........................  24
      5.9.  Provider Agreements...........................................  25
      5.10. Employees.....................................................  25
      5.11. Disposition of Commercial Business............................  25
      5.12. Exclusivity...................................................  26
      5.13. Taxes.........................................................  26
      5.14. Notices of Breaches...........................................  26
      5.15. Notices and Consents..........................................  26
      5.16. Closing Efforts...............................................  27
      5.17. Expenses......................................................  27

6.    Conditions to Obligations of the Buyer..............................  28
      6.1.  Representations, Warranties and Covenants.....................  28
      6.2.  Investor Rights Agreement.....................................  28
      6.3.  Escrow Agreement..............................................  28
      6.4.  Amended Organizational Documents..............................  28
      6.5.  Provider Agreements...........................................  28
      6.6.  Employment Arrangements.......................................  28
      6.7.  Disposition of Commercial Business............................  29
      6.8.  IBNR Certification............................................  29
      6.9.  Medicaid Contract.............................................  29
      6.10. Consents......................................................  29
      6.11. Indebtedness..................................................  29
      6.12. Adverse Proceedings...........................................  29
      6.13. Opinions of Counsel...........................................  29
      6.14. Management Contract...........................................  29
      6.15. Closing Deliveries............................................  30

7.    Conditions to Obligations of the Stockholder and the Company........  30
      7.1.  Representations, Warranties and Covenants.....................  30
      7.2.  Investor Rights Agreement.....................................  31
      7.3.  Escrow Agreement..............................................  31
      7.4.  Fairness Opinion..............................................  31
      7.5.  Consents......................................................  31
      7.6.  Adverse Proceedings...........................................  31
      7.7.  Opinion of Counsel............................................  31
      7.8.  Closing Deliveries............................................  31

8.    Price Reduction.....................................................  31
      8.1.  Damages.......................................................  32
      8.2.  Reduction Claims..............................................  33
      8.3.  Survival of Representations and Warranties....................  36
      8.4.  Limitations...................................................  36

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9.    Post-Closing Agreements.............................................  37
      9.1.  Proprietary Information.......................................  37
      9.2.  Further Assurances............................................  38
      9.3.  No Solicitation or Hiring of Former Employees.................  38
      9.4.  Non-Competition Agreement.....................................  38

10.   Termination of Agreement............................................  38
      10.1. Termination by Lapse of Time..................................  38
      10.2. Termination by Agreement of the Parties.......................  39
      10.3. Termination by Reason of Breach...............................  39
      10.4. Availability of Remedies at Law...............................  39

11.   General 39
      11.1. Notices.......................................................  39
      11.2. Successors and Assigns........................................  40
      11.3. Entire Agreement; Amendments..................................  40
      11.4. Severability..................................................  40
      11.5. Investigation of the Parties..................................  40
      11.6. Submission to Jurisdiction....................................  40
      11.7. Governing Law.................................................  41
      11.8. Construction..................................................  41
      11.9. Counterparts..................................................  41

Signatures................................................................  42

EXHIBIT A.    Form of Investor Rights Agreement........................... A-1
EXHIBIT B.    Form of Escrow Agreement ................................... B-1
EXHIBIT C.    Form of Opinion of Counsel for the Stockholder ............. C-1
EXHIBIT D.    Form of Opinion of Counsel for the Company.................. D-1
EXHIBIT E.    Form of Opinion of Counsel for the Buyer.................... E-1


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      THIS STOCK PURCHASE AGREEMENT dated as of August 2, 2002 (this
"Agreement") is entered into among University Health Plans, Inc., a New Jersey corporation with its principal office at 555 Broad Street, 17th Floor, Newark, New Jersey 07102 (the "Company"), University of Medicine and Dentistry of New Jersey, a body corporate politic of the State of New Jersey created pursuant to N.J.S.A. 18A:64G-1, et seq. with its principal office at 65 Bergen Street, Newark, New Jersey 07107 (the "Stockholder"), and Centene Corporation, a Delaware corporation with its principal office at 7711 Carondelet Avenue, Suite 800, St. Louis, Missouri 63105 (the "Buyer").

                              PRELIMINARY STATEMENT

      A. The Stockholder owns 20 shares of the common stock, without par value ("Common Stock"), of the Company, which shares represent all of the issued and outstanding shares of capital stock of the Company.

      B. The Buyer desires to purchase, and the Stockholder desires to sell, 16 shares of Common Stock (the "Shares") for the consideration set forth below, subject to the terms and conditions of this Agreement.

      C. In connection with the purchase and sale of the Shares, the Buyer and the Stockholder wish to enter into an Investor Rights Agreement providing for, among other things, the exchange, on the third anniversary of the Closing Date (as defined in Subsection 1.3), of the other four shares of Common Stock held by the Stockholder for shares of common stock of Centene, all as contemplated by this Agreement, including the Investor Rights Agreement to be entered into as of the Closing Date in the form attached hereto as EXHIBIT A (the "Investor Rights Agreement").

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1.   PURCHASE AND SALE OF THE SHARES

           1.1. PURCHASE OF THE SHARES FROM THE STOCKHOLDER. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Stockholder shall sell, transfer, convey, assign and deliver the Shares to the Buyer, and the Buyer shall purchase, acquire and accept the Shares from the Stockholder. At the Closing the Stockholder shall deliver to the Buyer a certificate or certificates evidencing the Shares, duly endorsed in blank or with a stock power duly executed by the Stockholder.

            1.2.     PURCHASE PRICE FOR THE SHARES

                     (a) The aggregate purchase price to be paid by the Buyer
            for all of the Shares (the "Purchase Price") shall be equal to 80% of the product of (i) $250.00 and (ii) the number of enrolled risk members of the Company as reflected in the final enrollment data provided by the New Jersey Division of Medical Assistance and Health Services with respect to the Closing Date, subject to adjustment pursuant to Subsections 6.1 and 6.8 (together, the "Closing Adjustments") and subject to reduction after the Closing Date pursuant to Section 8.

                     (b) The Purchase Price shall be payable in cash, by wire
            transfers of immediately available funds, as follows:

                         (i) on the Closing Date (or, if the Closing Date is not a business day, then the next succeeding business day), the Buyer shall deliver to Fleet Bank, N.A., as escrow agent (the "Escrow Agent"), the sum of $5,500,000 to be held in an

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                              interest-bearing escrow account (the "Escrow
                              Account") pursuant to the terms of an Escrow
                              Agreement in the form attached hereto as EXHIBIT B (the "Escrow Agreement"), as a reserve to satisfy any and all or part of any reduction in the Purchase Price pursuant to Section 8; and

                         (ii) on the second business day following the date on
                              which the New Jersey Division of Medical
                              Assistance and Health Services provides the data referred to in paragraph (a) of this Subsection
                              1.2 (but no earlier than the date of the payment pursuant to the preceding clause (i)), (A) the Buyer shall deliver to the Stockholder an amount equal to the Purchase Price less (1) $5,500,000 and (2) the amount of the Closing Adjustments or
                              (B) in the event the Closing Adjustments exceed an amount equal to the Purchase Price less $5,500,000, then the Stockholder shall deliver to the Buyer an amount equal to (1) the Closing Adjustments less (2) the Purchase Price less $5,500,000.

                     (c) In the event of an adjustment in the Purchase Price as the result of one or both Closing Adjustments, the parties agree that it is in their mutual best interests for the Buyer to contribute to the Company an amount in cash equal to the aggregate amount of the Closing Adjustments. The Buyer hereby agrees that (i) to the extent a Closing Adjustment results in the payment of an amount in cash to the Buyer by the Stockholder, the Stockholder shall make such payment to the Company, on behalf of the Buyer and in satisfaction of the Buyer's obligations under this paragraph (c) with respect to such amount and (ii) to the extent a Closing Adjustment results in a reduction in the Purchase Price but not a payment of cash to the Buyer, the Buyer shall deliver to the Company the amount of such Closing Adjustment in cash on the date of the payment pursuant to paragraph (b) of this Subsection 1.2.

                     (d) As a condition to the Closing, the parties shall agree upon, for purposes of calculating the amount of any Closing Adjustment pursuant to Subsection 6.1 and for purposes of determining certain Damages under Section 8, a procedure for the preparation, by no later than the date of the payment pursuant to clause (b)(ii) of this Subsection 1.2, of a mutually agreed upon balance sheet, including the amount of premium receivable and other receivable (the "Closing Receivables"), and related calculation of net worth of the Company as of the Closing. The balance sheet referred to in the preceding sentence shall be prepared in accordance with the actuarial and accounting practices prescribed or permitted by the State of New Jersey Department of Banking and Insurance and, for the purposes of preparing such balance sheet, no premium receivable with respect to a state supplemental delivery payment shall be booked until an outcome (i.e., a live birth, still birth or miscarriage occurring at the thirteenth week or greater of gestation) has occurred.

            1.3. CLOSING. The Closing shall take place as of 12:01 a.m., Eastern time, on the first calendar day of the calendar month that immediately follows the calendar month in which the conditions set forth in Sections 6 and 7 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) are first satisfied or waived, or on such later date as may be mutually agreed upon in writing by the parties. The date of the Closing, as so determined, is referred to herein as the "Closing Date."

      2. REPRESENTATIONS OF THE STOCKHOLDER. The Stockholder represents and warrants to the Buyer that the statements contained in this Section 2 are true and correct, except as expressly set forth in the disclosure schedule of the Stockholder and the Company being delivered to the Buyer contemporaneously

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with the execution and delivery of this Agreement (the "Disclosure Schedule").
The Stockholder confirms that the information in the Disclosure Schedule relating to exceptions to the statements contained in this Section 2 is arranged in sections corresponding to the numbered subsections and lettered paragraphs of this Section 2, and that the disclosure in any section of the Disclosure Schedule shall qualify only such specifically enumerated subsection or paragraph of this Agreement and any other paragraph of this Agreement to which an explicit and clear cross-reference has been made.

            2.1. ORGANIZATION. The Stockholder is a body corporate politic of the State of New Jersey created pursuant to N.J.S.A. 18A:64G-1, et seq. duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority (corporate and other) to own its properties, to execute and deliver this Agreement and the agreements contemplated herein, and to transfer, convey and sell the Shares to the Buyer at the Closing. Certified copies of the charter documents of the Stockholder, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

            2.2. AUTHORIZATION. The execution and delivery by the Stockholder of this Agreement and the agreements provided for herein, and the consummation by the Stockholder of all transactions contemplated hereunder and thereunder by the Stockholder, have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed by the Stockholder. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Stockholder is a party constitute the valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally or by general equitable principles (the "Enforceability Exception").

            2.3. NON-CONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws, neither the execution and delivery by the Stockholder of this Agreement or the agreements provided for herein, nor the consummation by the Stockholder of the transactions contemplated hereby or thereby, will (a) conflict with or violate the provisions of any law, rule or regulation applicable to the Stockholder or any of its properties or assets, (b) conflict with or violate the provisions of the charter documents of the Stockholder, (c) require on the part of the Stockholder any notice to or filing with, or permit, authorization, consent or approval of, any court, arbitrator, administrative agency or commission or other governmental or regulatory authority, body, instrumentality or agency, domestic or foreign (each, a "Governmental Entity"), (d) violate any judgment, decree, order or award of any Governmental Entity by which the Stockholder or any of its properties are bound, or (e) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Stockholder is a party or by which it is bound or to which any of its assets are subject.

            2.4. TITLE TO SHARES. The Stockholder has good, valid and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

            2.5. TRANSFER OF SHARES. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Stockholder good and marketable title to the Shares, free and clear of all

                                     - 3 -
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      covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, subject to the provisions of the Investor Rights Agreement.

      3. REPRESENTATIONS OF THE STOCKHOLDER AND THE COMPANY. The Stockholder and the Company represent and warrant to the Buyer that the statements contained in this Section 3 are true and correct, except as expressly set forth in the Disclosure Schedule. As set forth in Section 3 of the Disclosure Schedule, certain of the statements in this Section 3 are, to the extent made by the Stockholder, made only to the knowledge of the Stockholder; those statements are not so qualified with respect to the Company. The Stockholder and the Company confirm that the information in the Disclosure Schedule relating to exceptions to the statements contained in this Section 3 is arranged in sections corresponding to the numbered subsections and lettered paragraphs of this
Section 3, and that the disclosure in any section of the Disclosure Schedule shall qualify only such specifically enumerated subsection or paragraph of this Agreement and any other paragraph of this Agreement to which an explicit and clear cross-reference has been made. As used herein, "Company MAE" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company or (ii) the ability of the Company to operate its Medicaid business after the Closing.

            3.1. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Company is not required, based on its ownership of property or the character of its business, to be qualified to do business in any jurisdiction other than the State of New Jersey. Certified copies of the Certificate of Incorporation and Bylaws of the Company, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

            3.2. CAPITALIZATION. The Company's authorized capital stock consists of 100 shares of Common Stock, without par value, of which 20 shares are issued and outstanding and held of record and beneficially by the Stockholder. All such issued and outstanding shares of Common Stock have been duly and validly issued and are fully paid and non-assessable. There are no outstanding (a) options, warrants or other rights to purchase from the Company any capital stock of the Company, (b) securities convertible into or exchangeable for shares of such stock, or (c) other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Company. No shares of Common Stock are held in the treasury of the Company.

            3.3. SUBSIDIARIES. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

            3.4. AUTHORIZATION. Execution and delivery by the Company of this Agreement and the agreements provided for herein, and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Company. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Company is a party constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exception.

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            3.5. NON-CONTRAVENTION. Neither the execution and delivery by the
      Company of this Agreement or the agreements provided for herein, nor the consummation by the Company of the transactions contemplated hereby and thereby, will (a) conflict with or violate the provisions of any law, rule or regulation applicable to the Company or any of its properties or assets, except for any conflicts or violations that, in the aggregate, do not and will not have a Company MAE, (b) conflict with or violate the provisions of the Certificate of Incorporation or Bylaws of the Company,
      (c) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (d) violate any judgment, decree, order or award of any Governmental Entity by which the Company or its properties are bound, or
      (e) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which it is bound or to which any of its assets are subject, except for
      (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Company MAE and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have a Company MAE and would not adversely affect the consummation of the transactions contemplated hereby.

            3.6.  FINANCIAL STATEMENTS

                  (a) The Stockholder or the Company has previously  delivered to the Buyer (i) the audited statutory statement of admitted assets, liabilities and surplus of the Company as of, and the audited statutory statements of income, changes in surplus, and cash flows of the Company for the fiscal year ended, December 31, 2001 (collectively, the "Audited Statutory Financial Statements") and (ii) the unaudited statutory statement of admitted assets, liabilities and surplus of the Company as of, and the unaudited statutory statements of income, changes in surplus, and cash flows of the Company for the quarter ended, March 31, 2002 (collectively with the Audited Statutory Financial Statements, the "Statutory Financial Statements"). The Audited Statutory Financial Statements have been certified without qualification by PricewaterhouseCoopers LLC, the Company's independent public accountants. The Statutory Financial Statements have been prepared in accordance with accounting practices prescribed or permitted by the State of New Jersey Department of Banking and Insurance applied on a basis consistent throughout the periods covered, fairly present, in all material respects, the admitted assets, liabilities and surplus as of the respective dates thereof and the results of operations and cash flows of the Company for the periods referred to therein, on the basis of the accounting described in the respective notes thereto, and are consistent with the books and records of the Company.

                  (b) The Stockholder or the Company has also previously
            delivered to the Buyer (i) the unaudited balance sheet of the Company as of, and the unaudited statements of operations and cash flows of the Company for the fiscal years ended, December
            31, 2001 and 2000 and (ii) the unaudited balance sheet of the Company as of May 30, 2002, the unaudited balance sheet of the Company as of June 30, 2002 (the "Current Balance Sheet") and the unaudited statements of operations and cash flows of the Company for the five-month period ended May 30, 2002 and six-month period ended June 30, 2002 (the financial statements in clauses (i) and (ii) of this paragraph (b) collectively being referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and are consistent with the books and records of the Company, provided that the Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not be material) and do not include all footnotes required by such generally accepted accounting principles.

                  (c) The Stockholder or the Company has also previously
            delivered to the Buyer the unaudited Medicaid financial reports by rate cell grouping of the Company and for the six-month period ended June 30, 2002 (the "Medicaid Financial Reports"). The Medicaid Financial Reports have been prepared on a basis consistent throughout the period covered thereby, fairly present the results of operations of the Medicaid business of the Company for the six-month period ended June 30, 2002, and are consistent with the books and records of the Company.

                  (d) The reserves recorded in the accounting records of the
            Company for medical benefits, losses, claims and expenses incurred in connection with the Medicaid and commercial businesses of the Company and any other reserves (i) were prepared in accordance with the actuarial and accounting practices prescribed or permitted by the State of New Jersey Department of Banking and Insurance, (ii) make good and sufficient provisions for all insurance obligations of the Company, (iii) to the best knowledge of the Company, meet the requirements of any law, rule or regulation applicable to such reserves and the requirements of the Permits (as defined in paragraph (a) of Subsection 3.16), and (iv) are computed on the basis of assumptions consistent with those used in computing the corresponding reserves in the prior fiscal year. All payments to and/or settlements with providers of any medical services have been accounted for in the appropriate medical expense reserve account (by category of medical expense) and have been reflected as a medical expense of the Company.

                  (e) The Company has provided to Buyer true and correct
            documentation, electronic and otherwise, of data representing all medical claims (including all medical payments and/or settlements) of the Company's business as of June 30, 2002. The Company has also provided documentation, electronic and otherwise, that supports the medical claims data provided. The medical claims data provided to Buyer reflect any changes to the Company's business since its inception that would materially affect total medical costs. All paid medical claims and settlements of the Company's Medicaid business since January 1, 2001 have been properly reflected as medical expenses. All unpaid medical claims and settlements of the Company's Medicaid business since January 1, 2001 have been properly reflected as losses incurred but not reported for purposes of computing the Company's claims payable and claims adjustment expenses, except to the extent that any such unpaid medical claims and settlements do not exceed $50,000 in amount, in the aggregate, in either the year ended December 31, 2001 or the period subsequent to January 1, 2002.

                  (f) The amounts shown as accrued for current and deferred
            income and other taxes in the Current Balance Sheet are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Company, whether disputed or not, for the six months ended June 30, 2002 and all periods prior thereto.

            3.7. ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, that is material to the condition (financial or otherwise) of the assets, properties, business or prospects of the Company, except as and to the extent (a) any such liability or obligation is reflected and reserved against in the Current Balance Sheet or (b) any such liability or obligation, other than a liability or obligation arising under a Provider Agreement (as defined in clause (a)(ii) of Subsection 3.15), either (i) was incurred in the ordinary course of business after June 30, 2002 or (ii) did not exceed $25,000 in amount, in the aggregate, in either the year ended December 31, 2001 or the period subsequent to January 1, 2002.

            3.8. LITIGATION. There is no action, suit, proceeding or investigation to which the Company is a party (either as a plaintiff or defendant) pending. To the knowledge of the Stockholder and the Company,
      (a) no such action, suit, proceeding or investigation is threatened before any Governmental Entity and (b) there is no basis for any such action, suit or proceeding. There is no action, suit, proceeding or investigation of which the Stockholder or the Company is aware pending or threatened before any Governmental Entity that challenges the validity or propriety of this Agreement or any action to be taken by the Stockholder or the Company in connection with this Agreement. Neither the Company nor any officer, director or employee of the Company has been permanently or temporarily enjoined by any order, judgment or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company. There is not in existence on the date hereof any order, judgment or decree of any Governmental Entity that has been properly served or of which the Company or the Stockholder otherwise is aware enjoining or requiring the Company or the Stockholder to take any action of any kind with respect to the business, assets or properties of the Company.

            3.9. INSURANCE. Section 3.9 of the Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by the Company and of all life insurance policies maintained on the lives of any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 2001. The Stockholder and the Company have previously delivered to the Buyer true, correct and complete copies of all Insurance Policies. The Insurance Policies are in full force and effect and are in amounts of a nature that are adequate and customary for the Company's business. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default by the Company under the Insurance Policies. The Company has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 2001 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the knowledge of the Stockholder and the Company, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. The Company has no outstanding claims or disputes with any insurance carrier regarding claims, settlements or premiums, and the Company has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, the Company.

             3.10. ASSETS. The Company has good and marketable title to all of the assets (tangible or intangible) purported to be owned by the Company and relating to, or used in, its business, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due. The Company owns or leases all tangible assets sufficient for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Each item of equipment and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement and relating to, or used in, its business is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor owner will have been discharged in full.

            3.11.  INTELLECTUAL PROPERTY

                   (a) Section 3.11 of the Disclosure Schedule sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all items of Intellectual Property owned by, or used or useful in connection with the Medicaid business of, the Company, including trade secrets, know-how, any other confidential information of the Company, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing but excluding (A) rights under the Medicaid Contract and (B) off-the-shelf software programs licensed by the Company pursuant shrink wrap and similar licenses (the "Intellectual Property");
            and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intellectual Property. The Company is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims. The Company has the right and authority to use, and to continue to use after the Closing, the Intellectual Property in connection with the conduct of its business in the manner presently conducted, and such use or continuing use does not and will not conflict with, infringe upon or violate any rights of any other person, corporation or entity.

                   (b) The Company has not received any notice of, nor has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or property rights of others. There are no outstanding, nor to the knowledge of the Stockholder or the Company, any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Section 3.11 of the Disclosure Schedule or with respect to infringement by a third party of any of the Intellectual Property. Neither the Company nor the Stockholder has any knowledge that any third party is infringing, or will threaten to infringe, upon or otherwise violate any of the Intellectual Property in which the Company has ownership rights.

                   (c) The Intellectual Property owned or licensed by the
            Company is sufficient to conduct the Company's business as presently conducted. The Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Intellectual Property and the continued use of the Intellectual Property.

                   (d) No officer, director, stockholder or employee of the
            Company or the Stockholder, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intellectual Property.

            3.12.  REAL ESTATE

                   (a) Section 3.12 of the Disclosure Schedule sets forth the identity of the sole lease of real property to which the Company is a party (the "Lease"). The Stockholder and the Company have previously delivered to the Buyer a true, correct and complete copy of the Lease and all amendments, modifications and supplemental agreements thereto. The Lease is in full force and effect, is valid, binding and enforceable against the Company in accordance with its terms (subject to the Enforceability Exception), and has not been modified or amended since the date of delivery to the Buyer. Neither the Company nor the landlord has delivered written notice to the other claiming that such party is in default thereunder and that such default remains uncured. To the knowledge of the Stockholder and the Company, no event has occurred that would constitute a breach of or default in the performance of any covenant, agreement or condition contained in the Lease, nor has any event occurred that with the passage of time or the giving of notice or both would constitute such a breach or material default. The Company is not obligated to pay any leasing or brokerage commission relating to the Lease and, will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease. No construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or to be performed by the Company.

                   (b) The Company does not own any real property.

            3.13.  TAX MATTERS

                   (a) Within the times and in the manner prescribed by law,
            the Company has filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon it that are required to be filed. The Company has paid all taxes, interest, penalties, assessments and deficiencies that have become due or that have been claimed to be due, including income, franchise, real estate, sales and withholding taxes. All tax returns filed by the Company for the taxable years ending December 31, 1995 through December 31, 2001 constitute complete and accurate representations of the tax liabilities of the Company for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets. The Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes. No examinations of the federal, state, local or foreign tax returns of the Company is currently in progress nor threatened, and no deficiencies have been asserted or assessed against the Company as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no such deficiency has been proposed or threatened. The Company has never been (i) a member of any consolidated group for federal or state income tax purposes or (ii) a party to any tax sharing agreement or other similar arrangements.

                   (b) The Company has not filed a consent pursuant to Section
            341(f) of the Internal Revenue Code of 1954, as amended (the
            "Code") relating to collapsible corporations nor has any such corporation agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code). The Company has never participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations that are or may hereafter become reportable under Section 999 of the Code. The Company does not have any transaction subject to Treasury Regulation 1.1502-13 in connection with deferred intercompany transactions. There are no plans, arrangements, contracts or other agreements covering any current or former employees of the Company that, considered collectively, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

                   (c) Section 3.13 of the Disclosure Schedule sets forth those taxable years for which the tax returns of the Company have been reviewed or audited by applicable federal, state, local and foreign taxing authorities and those tax years for which said tax returns have received clearances or other indications of approval from applicable federal, state, local and foreign taxing authorities. No issue or issues have been raised in connection with any prior or pending review or audit of said federal, state, local or foreign tax returns that the Stockholder reasonably believes may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the tax returns of the Company.

            3.14. BOOKS AND RECORDS. The general ledgers and books of account of the Company are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

            3.15.  CONTRACTS AND COMMITMENTS

                   (a) Section 3.15 of the Disclosure Schedule contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral:

                       (i) the agreement between the Company and the New Jersey Department of Human Services, Division of Medical Assistance and Health Services, including all amendments, modifications and supplements thereto (as so amended, modified and supplemented, the "Medicaid Contract");

                       (ii) all loan agreements, indentures, mortgages and guaranties to which the Company is a party or by which the Company or any of its property is bound;

                       (iii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company is a party or by which the Company or any of its property is bound;

                       (iv) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which the Company or any of its property is bound that (A) involve payments or receipts by the Company of more than $50,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Company;

                       (v) all collective bargaining agreements, employment and consulting agreements, offer letters, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, severance agreements or policies, change in control agreements, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Company is a party or by which the Company or any of its property is bound;

                       (vi) all contracts, agreements or other understandings or arrangements between the Company and the Stockholder or their respective affiliates;

                       (vii) all leases, whether operating, capital or otherwise, under which the Company is lessor or lessee;

                       (viii) all contracts, agreements or other arrangements
                              imposing a non-competition or non-solicitation obligation on the Company or any of its employees; and

                       (ix) any other material agreements or contracts entered into by the Company.

            As used herein, the term "Contracts" refers collectively to the contracts and agreements described in the preceding clauses (i) through (ix), and also includes all contracts and agreements (collectively, the "Provider Agreements") with physicians, hospitals and other providers of health care services that have contracted directly or indirectly with the Company (collectively, "Providers") to provide covered health care services to Medicaid beneficiaries (collectively, the "Members") enrolled under the Medicaid Contract;

                   (b) Each Contract is a valid and binding agreement of the
            Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exception), and the Company has no knowledge that any Contract is not a valid and binding agreement of the other parties thereto.

                   (c) Each of the Provider Agreements and, subject to receipt of the approval of the transactions contemplated hereby by the New Jersey Department of Human Services, Division of Medical Assistance and Health Services, the Medicaid Contract will continue to be a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, subject in each case to the Enforceability Exception.

                   (d) The Company has fulfilled all material obligations
            required pursuant to the Contracts to have been performed by the Company, as the case may be, on its part prior to the date hereof, and the Company, as the case may be, has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts that remain to be performed after the date hereof.

                   (e) The Company is not in breach of or default under any
            Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto.

                   (f) There is no existing breach or default by any other
            party to any Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto.

                   (g) There are not, and since January 1, 2000 have not been, any claims of a non-routine nature relating to the Company by the Providers in excess of (i) $5,000 individually or (ii) $100,000 in the aggregate in the year ended December 31, 2000, the year ended December 31, 2001 or the period subsequent to January 1, 2002.

                   (h) The Company has no written or oral contracts to perform services that are expected to be performed at, or to result in, a loss.

                   (i) The Company and the Stockholder have previously delivered to the Buyer true, correct and complete copies of all Contracts.

            3.16.  COMPLIANCE WITH AGREEMENTS AND LAWS

                   (a) The Company has all requisite certificates of authority, licenses, permits, consents, orders, approvals and certificates from all Governmental Entities necessary to conduct its Medicaid business and own and operate the assets relating to its Medicaid business (collectively, the "Medicaid Permits"). Section 3.16 of the Disclosure Schedule sets forth a true, correct and complete list of all such Medicaid Permits, copies of which have previously been delivered by the Company or the Stockholder to the Buyer. The Company is not in violation of any federal law, rule, license, decree, regulation or ordinance (including laws, rules, licenses, decrees, regulations or ordinances of applicable Governmental Entities) relating to its Medicaid business or the properties relating to its Medicaid business. The Company is not in violation of any state, local or foreign law, rule, license, decree, regulation or ordinance (including laws, rules, licenses, decrees, regulations or ordinances of applicable Governmental Entities) relating to its Medicaid business or the properties relating to its Medicaid business, except for any violation which, individually or in the aggregate, would not have a Company MAE and would not adversely affect the consummation of the transactions contemplated hereby.

                   (b) The business of the Company as conducted since its
            inception has not violated, and on the date hereof does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including any of the foregoing relating to insurance, employment discrimination, occupational safety, environmental protection, hazardous waste, conservation, or corrupt practices, the enforcement of which would have a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties business or prospects of the Company. The Company has not had notice or communication from any federal, state or local governmental or regulatory authority or otherwise since its inception of any such violation or noncompliance. The Company has filed all statements and reports, including any required plan of corrective action in connection with a failure to maintain the minimum required statutory surplus, with insurance regulatory authority required by the law, regulations, licensing requirements and orders administered or issued by such regulatory authorities. No event has occurred with respect to any of the Medicaid Permits that would have or has had a material adverse effect on the Medicaid Contract. The Company has not, and none of its executive officers, directors or employees (in their respective capacities as such) has, engaged in any activity constituting fraud or abuse under the laws relating to health care or insurance. Section 3.16 of the Disclosure Schedule sets forth all examinations of the Company related to its business conducted by any governmental entity and identifies by date any correspondence between such a governmental entity and regarding sanctions, conclusions made and/or corrective action required or suggested based on such examination.

                   (c) The Company maintains the minimum statutory surplus
            required in accordance with the written regulations of the State of New Jersey Department of Banking and Insurance and under the terms of the Medicaid Contract. The Company has no unfunded balance with respect to the minimum insolvency deposits required in accordance with the written regulations of the State of New Jersey Department of Banking and Insurance and under the terms of the Medicaid Contract. The Company has no unfunded balance with respect to the minimum administrative deposits required in accordance with the written regulations of the State of New Jersey Department of Banking and Insurance and under the terms of the Medicaid Contract.

                   (d) The Company is not in violation of any federal, state, county or municipal authority law, ruling, order, decree, regulation, permit, or other environmental or hazardous waste requirement applicable to the Company relating to health, safety, pollution, hazardous waste, environmental or other similar matters, that has not been entirely corrected and that has or will have a material adverse impact on the transactions contemplated herein. The Company has not received notice from any federal, state, county or municipal authority alleging any such violation.

                   (e) For purposes of this Subsection 3.16, "hazardous waste"
            means "hazardous waste" as defined in the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6921 et seq., and the regulations adopted pursuant thereto.

            3.17.  EMPLOYEE RELATIONS

                   (a) The Company is in compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                   (b) None of the employees of the Company is represented by any labor union, and the Company is not a party to any collective bargaining agreement. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency. There is no pending labor strike or other material labor trouble affecting the Company (including any organizational drive). There is no labor grievance pending against the Company. There is no pending representation question respecting the employees of the Company.

                   (c) The Company has no continuing obligation for health,
            life, medical insurance or other similar fringe benefits to any former employee of the Company.

                   (d) Section 3.17 of the Disclosure Schedule sets forth a
            true, correct and complete list of all employees of the Company, including the job descriptions and salary or wage rates of each employee, showing separately for each such person the maximum amounts paid or payable as salary and bonus payments for the fiscal years ending December 31, 2001 and December 31, 2002, as well as the amount of any accrued and unused vacation and other accrued and unpaid benefits earned by such person. Section 3.17 of the Disclosure Schedule also sets forth a true and complete listing of the names of all employees to whom the Company has made severance or similar payments since January 1, 2001 with respect to the termination of the employment of those individuals, together with the amount of such payments and a statement as to whether such payments were made pursuant to a pre-existing contract, an agreement entered into in connection with such termination, a corporate policy, or otherwise. The Company has fewer than 100 employees, and neither the Stockholder nor any other entity may be deemed an employer of any of the Company's employees.

                   (e) There have been no complaints made by any Company
            employee to any Governmental Entity of any violation of any law by the Company any officer, director, employee or agent of the Company, and neither the Stockholder nor the Company is aware of any basis for such a complaint. There have been no complaints of harassment or discrimination made by or against any employee of the Company, and neither the Stockholder nor the Company is aware of any basis for such a complaint.

            3.18.  EMPLOYEE BENEFIT PLANS

                   (a) Section 3.18 of the Disclosure Schedule contains a true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained at any time since June 30, 1999 by the Company or by any other member (as used in this Subsection 3.18, a "Plan Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the "Employee Plans"), and the Company has no obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan.

                   (b) With respect to all Employee Plans, the Company and its
            Plan Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including ERISA and the Code, applicable to such Employee Plans, including all reporting, notice and disclosure requirements. The Company and its Plan Affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Neither the Company nor any Plan Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan.

                   (c) There is no multiemployer plan to which the Company or its Plan Affiliates contribute, are required to contribute, or have ever been required to contribute, or to which any of the employees are beneficiaries as a result of their employment with the Company.

                   (d) No Employee Plan provides health or life insurance
            benefits for retirees.

                   (e) The Company has previously delivered to the Buyer true, correct and complete copies of all Employee Plans and all agreements, including trust agreements and insurance contracts, related to such Employee Plans.

                   (f) Each Employee Plan intended to qualify under Section
            401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a).

                   (g) Neither the Company nor any corporation or trade or
            business (whether or not incorporated) that would be treated as a member of the controlled group of the Company under Section 4001(a)(14) of ERISA would be liable for any amount pursuant to
            Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee Plans that are subject to Title IV of ERISA were to terminate. All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation. To the extent not heretofore satisfied or accrued on the Current Balance Sheet, the Stockholder shall be responsible for, and shall cause to be paid without using any of the Company's assets, any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

                   (h) There are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

                   (i) Section 3.18 of the Disclosure Schedule specifies those
            Employee Plans that are to be continued by the Company following the Closing Date and those that are to be terminated. At the Buyer's election, the Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans that are to be continued including rights with respect to all annuity or insurance contracts that form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents from trustees required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

                   (j) Except as heretofore accrued on the Current Financial
            Statements, there are no liabilities with respect to any Employee Plan that relate to any period prior to the Closing Date, including any taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation. Without limiting the foregoing and except as contemplated hereby, no employees of the Company will be entitled to any severance pay by reason of the consummation of the transactions contemplated by this Agreement, and no severance pay will have accrued prior to the Closing Date and will be payable to any employees upon any subsequent termination of their employment after the Closing Date.

            3.19.  ABSENCE OF CERTAIN CHANGES OR EVENTS

                   (a) Since June 30, 2002, the Company has not entered into any transaction that is not in the usual and ordinary course of business and, without limiting the generality of the foregoing, has not:

                       (i) authorized any declaration or payment of dividends by the Company, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by the Company to the Stockholder with respect to any shares of capital stock;

                       (ii) failed to pay any medical claim liability or indebtedness when due, and all such claim liabilities have been properly recorded in the accounts of the Company, except for (A) any such failure attributable to a claim contested by the Company in good faith in the ordinary course of business and (B) up to an aggregate of $25,000 assessed with respect to the period ending as of the date hereof as penalties or interest attributable to late payments by The TriZetto Group, Inc., as third party administrator for the Company;

                       (iii) incurred any material obligation or liability for borrowed money;

                       (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet;

                       (v) mortgaged, pledged or subjected to lien, charge or other encumbrance any of their respective properties or assets;

                       (vi) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for (A) inventory sold and raw materials purchased in the ordinary course of business and (B) debts and claims settled with Providers in the ordinary course of business and consistent with clause (ii) above;

                       (vii) made any material amendment to or termination of any Contract or done any act or omitted to do any act that would cause the breach of any Contract;

                       (viii) suffered any losses of personal property, whether
                              insured or uninsured, and whether or not in the control of the Company in excess of $50,000 in the aggregate, or waived any rights of any value;

                       (ix) instituted, settled or agreed to settle, or received notice of any, pending or threatened litigation, action or proceeding before any Governmental Entity;

                       (x) made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 3.18;

                       (xi)   engaged any new employee;

                       (xii) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of the Company, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents, except to the extent of any such changes that are made in the ordinary course of business and are (A) in an amount less than six percent of the compensation payable to such individual and
                              (B) in an amount less than $25,000 in the aggregate;

                       (xiii) incurred any capital expenditure in excess of
                              $15,000 in any instance or $100,000 in the aggregate;

                       (xiv) made any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected, except as may be required by statutory accounting principles, in which case the Company or the Stockholder has promptly notified the Buyer in writing of the nature of and reason for the change; or

                        (xv) suffered any material adverse change in the consolidated statutory results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Company.

                   (b) The Company has no knowledge of any existing or
            threatened occurrence, event or development that, as far as can be reasonably foreseen, could have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company.

                   (c) The Company has conducted its Medicaid business in a
            commercially prudent manner, as a going concern and in the ordinary course.

            3.20. PROVIDERS. Section 3.20 of the Disclosure Schedule sets forth a true, correct and complete list of (a) the names and addresses of each of the Providers and (b) each monetary settlement or pending settlement that exceeds $1,000 with a provider, including a Provider, and that is not reflected in the claims incurred but not reported set forth in the data referred to in the first sentence of paragraph (e) of Subsection
     3.6. No Provider Agreement may be terminated pursuant to its terms upon less than 90 days' notice. The Company uses good and reasonable efforts to maintain good relations with all of its Providers, and the Company uses reasonable business efforts to cause its accounts payable and other payments owing to any Provider to be not more than 30 days in arrears. The Stockholder and the Company have provided to the Buyer a true, correct and complete copy of the standard weekly claims inventory report for the Company, prepared by The TriZetto Group, Inc.

            3.21. MEMBERS. Section 3.21 of the Disclosure Schedule describes each written, pending and unresolved complaint received by the Company from a Member and generally describes the nature and disposition of such complaint.

            3.22. COMMERCIAL BUSINESS. Notwithstanding anything herein to the contrary:

                 (a) The Company has all requisite certificates of authority, licenses, permits, consents, orders, approvals and certificates from all Governmental Entities necessary to conduct its Commercial Business (as defined in Subsection 5.11) and own and operate the assets relating to its Commercial Business (collectively, the "Commercial Permits"). Section 3.22 of the Disclosure Schedule sets forth a true, correct and complete list of all such Commercial Permits, copies of which have previously be delivered by the Company or the Stockholder to the Buyer. The Company is not in violation of any federal law, rule, license, decree, regulation or ordinance (including laws, rules licenses, decrees, regulations or ordinances of applicable Governmental Entities) relating to its Commercial Business or the properties relating to its Commercial Business. The Company is not in violation of any state, local or foreign law, rule license, decree, regulation or ordinance (including laws, rules, licenses, decrees, regulations or ordinances of applicable Governmental Entities) relating to its Commercial Business or the properties relating to its Commercial Business, except for any violation which, individually or in the aggregate, would not have a Company MAE and would not adversely affect the consummation of the transactions contemplated hereby.

                 (b) All unpaid medical claims and settlements of the Commercial
            Business since January 1, 2001 have been properly reflected as losses incurred but not reported for purposes of computing the Company's claims payable and claims adjustment expenses, except to the extent that any such unpaid medical claims and settlements do not exceed $50,000 in amount, in the aggregate, in either the year ended December 31, 2001 or the period subsequent to January 1, 2002.

            3.23. INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND THE
      STOCKHOLDER

                  (a) The Company is not indebted, directly or indirectly, to any of its officers or directors, to the Stockholder or to any officers or directors of the Stockholder, or any affiliate of any such person, in any amount whatsoever other than for salaries for services rendered to the Company or reimbursable business expenses, which salaries and expenses are reflected in the Current Financial Statements or were incurred by the Company in the ordinary course of business after June 30, 2002.

                  (b) Neither the Stockholder nor any such officer, director or affiliate is indebted to the Company (including any amount payable by the Stockholder with respect to a capital contribution) except for advances made to employees of the Company in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

            3.24. BANKING FACILITIES. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of:

                  (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and

                  (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

            3.25. POWERS OF ATTORNEY AND SURETYSHIPS. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

            3.26. CONFLICTS OF INTEREST. Neither the Stockholder, any officer or director of the Company or the Stockholder, nor any affiliate of any of the foregoing, now has or within the last three years had, either directly or indirectly:

                  (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity that furnishes or during such period furnished services to the Company, or otherwise does or during such period did business with the Company; or

                  (b) a beneficial interest in any contract, commitment or agreement to which the Company is or was a party or under which it is or was obligated or bound or to which any of its properties may be or may have been subject, other than contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company.

            3.27. BROKERS. No person, firm or corporation has acted in the capacity of broker or finder on behalf of the Company or the Stockholder to bring about the negotiation of this Agreement. Thomas Weisel Partners LLC may provide a fairness opinion to the Board of Directors of the Company pursuant to Subsection 7.4, but has not undertaken any other activities on behalf of the Company or the Stockholder in connection with the negotiation of this Agreement.

      4. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Stockholder as follows:

            4.1. ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Stockholder, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

            4.2. AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject in each case to the Enforceability Exception.

            4.3. NON-CONTRAVENTION. Neither the execution and delivery of this Agreement or the agreements provided for herein, nor the consummation by the Buyer of the transactions contemplated hereby and thereby, will not
      (a) conflict with or violate the provisions of any law, rule or regulation applicable to the Buyer; (b) conflict with or violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) require on the part of the Buyer any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (d) violate any judgment, decree, order or award of any Governmental Entity by which the Buyer or its properties are bound, or (e) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets are subject, except in any such case for (i) compliance with applicable requirements of the Securities Act, any applicable state securities laws and the Exchange Act, (ii) approval of the State of New Jersey Department of Banking and Insurance and the New Jersey Department of Human Services, Division of Medical Assistance and Health Services of the transactions contemplated hereby, and (iii) consent of LaSalle Bank National Association, as lender under the bank credit facility of the Buyer.

            4.4. INVESTMENT REPRESENTATION. The Buyer is acquiring the Shares from the Stockholder for the Buyer's own account for investment only and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act or any rule or regulation thereunder. The Buyer has no present intention of distributing or selling the Shares, and the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Shares. The Buyer is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The Buyer has had adequate opportunity to obtain from representatives of the Company such information about the Company as is necessary for the Buyer to evaluate the merits and risks of the Buyer's acquisition of the Shares pursuant to this Agreement. The Buyer acknowledges that it has received certain forward-looking information from the Stockholder or the Company in connection with this Agreement and the transactions contemplated hereby. The Buyer understands that neither the Company nor the Stockholder can guarantee that the Company actually will achieve the plans, intentions or expectations disclosed in such forward-looking statements and that the Company's actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements. The Buyer has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of the Shares pursuant to the Agreement and to make an informed investment decision with respect to such acquisition. The Buyer understands that (a) the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and
      (b) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available. A legend substantially in the following form will be placed on the certificate or certificates representing the Shares:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

      5. PRE-CLOSING COVENANTS. From and after the date hereof and until the Closing Date:

            5.1.  ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS

                  (a) The Stockholder and the Company shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Company, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Stockholder and the Company shall furnish to the Buyer such financial and operating data and other information as to the business of the Company as the Buyer shall reasonably request. Without limiting the foregoing, the Stockholder and the Company shall furnish the Buyer with copies of drafts and executed documents relating to the Company's proposed sale of the Commercial Business as defined in Subsection 5.11.

                 (b) The Stockholder and the Company shall authorize the release to the Buyer of all files pertaining to the business or operations of the Company held by any federal, state, county or local authorities, agencies or instrumentalities. The authorizations of the Stockholder and the Company shall specifically waive all previous claims of privilege or other restrictions, and in any case where a release by a present or former employee of the Company is necessary, the Stockholder and the Company shall exercise their best efforts to obtain such a release.

            5.2.  CONFIDENTIALITY

                  (a) The Company and the Stockholder have furnished and will continue to furnish the Buyer with certain information that is either non-public, confidential or proprietary in nature and that
            (i) is identified in writing as being proprietary and confidential,
            (ii) is not already known to persons other than the Company, the Stockholder, their representatives and third parties that have entered into written non-disclosure agreements with the Company and
            (iii) has not been independently developed by the Buyer. All such information furnished to the Buyer, its directors, officers, employees, agents or representatives, including attorneys, accountants, consultants, potential lenders, investors and financial advisors (collectively "representatives"), by the Company, the Stockholder, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by the Buyer or its representatives containing or based in whole or in part on any such furnished information or reflecting the Buyer's review of, or interest in, the Company is hereinafter referred to as "Information."

                  (b) Subject to the requirements of applicable law, the Buyer hereby agrees to use the Information solely in connection with the consummation of the transactions contemplated by this Agreement and to transmit the Information only to those representatives of the Buyer who need to know the Information.

            5.3. PUBLIC ANNOUNCEMENTS. No disclosures shall be made to third parties, nor shall there be any general public pronouncements or other general public communications, concerning this Agreement and the purchase of the Shares by the Buyer without the consent of the Buyer, on one hand, and the Company and the Stockholder on the other, except as may be required by law, in which event the non-disclosing party shall be given an opportunity to review in advance the proposed disclosure.

            5.4.  COMMUNICATIONS WITH MEMBERS AND PROVIDERS

                  (a) Unless instructed otherwise by the Buyer in writing, the
            Company shall continue to provide managed healthcare services to Members throughout the service areas covered by the Medicaid Contract consistent with past practice.

                  (b) The Company shall be responsible for all communications with Members and Providers, provided that the Buyer will provide the Company with such assistance as may be reasonably requested by the Company in connection with such communications.

            5.5. CONDUCT OF BUSINESS. The Company shall operate its Medicaid business diligently, in a commercially prudent manner and substantially in the same manner as heretofore and shall not engage in any transaction in respect to its Medicaid business that is either not in the ordinary course or not consistent with past practice, or make or institute any unusual or new methods of accounting or operation, except as agreed to in writing by the Buyer. In connection with their obligations under Subsections 6.14 and 7.8, the Company and the Buyer shall use their Reasonable Best Efforts to negotiate and agree upon the form of a management agreement (the "Management Agreement") by no later than August 16, 2002 pursuant to which the Buyer shall provide certain administrative and financial services to the Company (such services, however, not to include actuarial, auditing, legal or marketing services) in exchange for the fees provided for therein. The fees under the Management Agreement shall consist of (a) a fee, payable in monthly installments, of 12 percent of the gross revenues of the Company per annum, (b) a fee of $1.50 per Member per month for provision of the Buyer's NurseWise nurse triage services and (c) the Buyer's customary fees for reinsurance provided by Bankers Reserve Life Insurance Company of Wisconsin, a wholly owned subsidiary of the Buyer. All of the property of the Company relating to, or used in, its Medicaid business shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

            5.6. ABSENCE OF MATERIAL CHANGES. Except for transactions contemplated or necessitated by this Agreement, the Company shall not, without the prior written consent of the Buyer:

                  (a) amend or modify the terms upon which any of the Providers are compensated or reimbursed;

                  (b) terminate any Provider Agreement, except for any terminations in the ordinary course of business that do not, in the aggregate, affect more than one percent of the Members;

                  (c)   terminate or amend any Medicaid Contract;

                  (d) fail to pay any medical claim liability or indebtedness relating to the Company's Medicaid business when due or improperly record such claim liabilities in the accounts of the Company, except for (i) any such failure attributable to a claim contested by the Company in good faith in the ordinary course of business and (ii) up to an aggregate of $25,000 per calendar month (or a portion thereof) assessed as penalties or interest attributable to late payments by The TriZetto Group, Inc., as third party administrator for the Company;

                  (e) take any action to amend its Certificate of Incorporation or Bylaws;

                  (f) issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

                  (g) incur any obligation or liability (absolute or contingent), except current liabilities incurred, obligations under any Provider Agreement and obligations under the Contracts, or otherwise incurred in the ordinary course of business up to $30,000 in the aggregate;

                  (h) declare or make any payment or distribution to the Stockholder with respect to its stock, or purchase or redeem any shares of its capital stock;

                  (i) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their respective assets or properties;

                  (j) sell, assign, or transfer any of its assets, except in the ordinary course of business;

                  (k) cancel any debts or claims, except in the ordinary course of business;

                  (l) merge or consolidate with or into any corporation or other entity;

                  (m) make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

                  (n) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                  (o)   waive any rights of material value;

                  (p) modify, amend, alter or terminate any of its executory contracts of a material value or that are material in amount;

                  (q) take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound, except for any acts or omissions that, in the aggregate, do not and will not have a Company MAE;

                  (r) fail to (i) preserve the possession and control of its assets and business, (ii) use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to keep in faithful service its present officers and key employees, except as agreed with the Buyer, (iii) preserve the goodwill of its relationships with Providers, Members, regulatory bodies, agents, brokers and others having business relations with it, and (iv) keep and preserve its Medicaid business existing on the date hereof until the Closing Date;

                  (s) fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in good repair its business premises, fixtures, furniture and equipment;

                  (t) enter into any lease, contract, agreement or understanding, other than (i) those entered into in the ordinary course of business calling for payments that in the aggregate do not exceed $25,000 for each such lease, contract, agreement or understanding or (ii) any Provider Agreement;

                  (u) incur any capital expenditure in excess of $15,000 in an instance or $100,000 in the aggregate;

                  (v)   engage any new employee;

                  (w) materially alter the terms, status or funding condition of any Employee Plan; or

                  (x) commit or agree to do any of the foregoing in the future.

            5.7.  DELIVERY OF INTERIM FINANCIAL STATEMENTS

                  (a) As promptly as  practicable  following the last day of each calendar month after the date hereof until the Closing Date, and in any event within 20 days after the end of each such month, the Stockholder or the Company shall deliver to the Buyer (i) an unaudited balance sheet as of the end of such month, (ii) unaudited statements of operations and cash flows for such month and for the period from January 1, 2002 through the end of such month, and (iii) a calculation of statutory net worth requirement for the period from January 1, 2002 through the end of such month. Each set of unaudited financial statements delivered pursuant to clauses (i) and (ii) above shall be prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with the periods covered by the Financial Statements, shall fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, shall be consistent in scope and format with the Financial Statements as of, and for the period ended, May 31, 2002 and shall be consistent with the books and records of the Company, provided that such unaudited financial statements may be subject to normal recurring year-end adjustments (which shall not be material) and need include only footnotes equivalent to those contained in the Financial Statements. Each calculation of statutory net worth requirement delivered pursuant to clause (iii) above shall be certified by the chief financial officer of the Company to the effect that such calculation has been prepared in conformity with accounting practices prescribed or permitted by the State of New Jersey Department of Banking and Insurance. No later than August 16, 2002, the Stockholder or the Company may provide to the Buyer an unaudited balance sheet of the Company as of June 30, 2002, which balance sheet, unless consented to in writing by the Buyer (which consent shall not be unreasonably withheld), shall not be filed with the State of New Jersey Division of Medical Assistance and Health Services or any other Governmental Entity and shall not be used as the basis for the calculation of the statutory net worth requirement applicable to the Company as of such date. In the event the Buyer so consents to such balance sheet, then, beginning as of the date of such consent, such balance sheet shall constitute the "Current Balance Sheet" for purposes of this Agreement.

                  (b) As promptly as practicable following the last day of each calendar month after the date hereof until the Closing Date, and in any event at least two business days before any filing thereof with the State of New Jersey Department of Banking and Insurance, the Stockholder or the Company shall deliver to the Buyer a copy of any regulatory filing to be made with the State of New Jersey Department of Banking and Insurance, an unaudited statutory statement of admitted assets, liabilities and surplus of the Company as of the end of such month and unaudited statutory statements of income, changes in surplus and cash flows for the period from January 1, 2002 through the end of such month. Any such statutory financial statements shall be prepared in accordance with accounting practices prescribed or permitted by the State of New Jersey Department of Banking and Insurance applied on a basis consistent with the periods covered by the Statutory Financial Statements, fairly present, in all material respects, the admitted assets, liabilities and surplus as of the respective dates thereof and the results of operations and cash flows of the Company for the periods referred to therein, on the basis of the accounting described in the respective notes thereto, and are consistent with the books and records of the Company.

                  (c) As promptly as practicable following the last day of each calendar month after the date hereof until the Closing Date, and in any event at least two business days before any filing thereof with the State of New Jersey Division of Medical Assistance and Health Services, the Stockholder or the Company shall deliver to the Buyer a copy of the Medicaid Financial Reports and comparable financial reports for the Commercial Business as of the end of such month and for the period from July 1, 2002 through the end of such month. Any such financial reports shall be prepared in accordance with accounting practices prescribed or permitted by the State of New Jersey Division of Medical Assistance and Health Services applied on a basis consistent with the periods covered by the Medicaid Financial Reports, fairly present the financial condition and results of operations of the Medicaid business of the Company as of the end of such month and for the period from July 1, 2002 through the end of such month, and are consistent with the books and records of the Company.

                 (d) As promptly as practicable following the last day of each calendar week after the date hereof until the Closing Date, the Stockholder or the Company shall deliver to the Buyer a true, correct and complete copy of the standard weekly claims inventory report for the Company, prepared by The TriZetto Group, Inc., summarizing those accounts payable and other payments owing by the Company to any Provider that were more than 30 days in arrears as of the last day of such calendar week, which report shall be consistent in form and detail with the schedule described in the last sentence of Subsection 3.20.

            5.8. COMPLIANCE WITH LAWS AND REGULATIONS. The Company will comply with all federal, state, local and foreign laws and regulations that are applicable to it or to the conduct of its Medicaid business, except for any non-compliance with state, local and foreign laws and regulations which, individually or in the aggregate, would not have a Company MAE and would not adversely affect the consummation of the transactions contemplated hereby. The Company will perform and comply with all contracts, commitments and obligations by which it is bound. The Company shall maintain at all times from August 15, 2002 at least the minimum (a) statutory surplus, (b) insolvency deposits and (c) administrative deposits, each as required in accordance with the written regulations of the State of New Jersey Department of Banking and Insurance and under the terms of the Medicaid Contract. Each of the Buyer, the Company and the Stockholder shall have the right to contact and confer with the Centers for Medicare and Medicaid Services, the New Jersey Department of Human Services, Division of Medical Assistance and Health Services, or any other regulatory authorities having jurisdiction over the transactions contemplated hereby, and the parties agree to use their Reasonable Best Efforts to comply with any laws or regulations applicable to the transactions contemplated hereby and to obtain any waivers, permits, consents, approvals or other authorizations from any party, including Governmental Entities, required for the transactions contemplated hereby.

            5.9. PROVIDER AGREEMENTS. The Stockholder and the Company shall use their Reasonable Best Efforts to assist the Buyer in re-negotiating Provider Agreements with any and all Providers identified by the Buyer from time to time prior to the Closing Date.

            5.10. EMPLOYEES. The Stockholder and the Company shall use their Reasonable Best Efforts to assist the Buyer in obtaining affirmations from those individuals identified under the heading "Specified Employees" in a letter to be delivered by the Buyer to the Stockholder and the Company, by no later than the earlier of August 16, 2002 and the second business day before the Closing Date (the "Supplemental Letter"), that such individuals intend to continue their employment with the Company for an indefinite period following the Closing Date. The Stockholder and the Company shall take such steps as are necessary in order to ensure that, as of the time immediately before the Closing, individuals identified under the heading "Specified Employees" in the Supplemental Letter constitute the only employees of the Company. To the extent any severance or other payments (other than for salaries earned in the ordinary course for services rendered prior to the Closing Date) are, under applicable statutes or rules, existing contracts, corporate policy or otherwise, necessary or are, in the opinion of the Stockholder or the Company, desirable in connection with the termination of the employment of one or more individuals, those payments shall be made prior to the Closing by (a) the Company up to the amount of $450,000 in the aggregate and (b) the Stockholder (or made by the Company and reimbursed by the Stockholder) to the extent those payments exceed $450,000 in the aggregate.

            5.11. DISPOSITION OF COMMERCIAL BUSINESS. The Company shall use its Reasonable Best Efforts to transfer and dispose of the assets and liabilities of the commercial line of business currently conducted by the Company (the "Commercial Business"), a complete list of the assets and liabilities of which is set forth in Section 5.11 of the Disclosure Schedule, prior to the Closing Date. The Company shall not, without the prior written consent of the Buyer, sell, convey, transfer or otherwise dispose of any assets other than those listed in Section 5.11 of the Disclosure Schedule in connection with the sale of the Commercial Business, except for (a) a sale of the Commercial Business in accordance with the terms of the letter of intent related thereto dated July 9, 2002, a true, complete and copy of which has been provided by the Stockholder to the Buyer, and (b) a sale or sales of a portion of the assets of the Commercial Business in the ordinary course of business. The Company or the Stockholder shall provide to the Buyer a copy of any agreement that the Company or the Stockholder proposes to enter into in connection with the sale of the Commercial Business, together with an estimated, pro forma balance sheet with respect to the Commercial Business giving effect to such proposed sale as of the proposed sale date, not less than five business days prior to the execution of any such agreement. The Company and the Stockholder shall provide to the Buyer such assurances as the Buyer shall, in its sole discretion, deem sufficient that the Company and the Stockholder have made provision, acceptable to the Buyer, (a) for all of the obligations and liabilities of the Commercial Business, including a guarantee (the "Guarantee") by the Stockholder of all medical claims for services rendered in connection with the Commercial Business prior to such sale, (b) against any diminution of the assets, or increase in the liabilities, of the Commercial Business, as such assets and liabilities are reflected in the unaudited balance sheet with respect to the Commercial Business as of June 30, 2002 previously delivered by the Stockholder or the Company to the Buyer, provided that no Guarantee shall be required pursuant to this clause (b) unless the aggregate amount of any such diminutions in assets and increases in liabilities exceeds $50,000, or (c) against any impairment of the ability of the Company to continue to conduct its Medicaid business consistent in all material respects with the conduct of such business as of the date hereof. Not less than five business days following the execution of the agreement for the sale of the Commercial Business, the Company or the Stockholder shall deliver to the Buyer a final balance sheet with respect to the Commercial Business as of the date of such closing. In connection with such transfer and disposition of the Commercial Business, the Company shall terminate its arrangements for the provision of commercial insurance to students of the Stockholder. In addition, the parties shall use their Reasonable Best Efforts to negotiate and agree upon the form of the Guarantee by no later than the fifth business day following the execution of the agreement for the sale of the Commercial Business. The Stockholder shall reimburse the Company for any expenses incurred by the Company after the date hereof in connection with the transfer and disposition of the Commercial Business, including the termination of such arrangements with students of the Stockholder, in excess of $100,000 in the aggregate.

           5.12. EXCLUSIVITY. Except in connection with the disposition of the Commercial Business, none of the Company, the Stockholder or their respective officers, directors, employees, representatives and agents shall, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (b) furnish any non-public information concerning the business, properties or assets of the Company to any party (other than the Buyer) or (c) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. If the Company or the Stockholder receives any inquiry, proposal or offer of the nature described in the preceding sentence, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

           5.13. TAXES. The Company will duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities and will promptly pay or make adequate provision for all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor), including any taxes, assessments and governmental charges relating to the period from January 1, 2002 to the Closing Date.

            5.14.   NOTICES OF BREACHES

                    (a) From the date of this Agreement until the Closing, the
            Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would ender any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

                    (b) From the date of this Agreement until the Closing, the
            Buyer shall promptly deliver to the Company in a manner satisfactory in form and substance supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

            5.15.   NOTICES AND CONSENTS

                    (a) The Company and the Stockholder shall use their
            Reasonable Best Efforts to obtain, at their expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to

            Governmental Entities, as may be required for such parties to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement, as are required to be listed in the Disclosure Schedule. The Company and the Stockholder shall use their reasonable best efforts to obtain, at their expense, all such waivers, consents or approvals from third parties other than Governmental Entities, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

                    (b) The Buyer shall use its Reasonable Best Efforts to
            obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for it to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement, as are required by Subsection 4.3. The Buyer shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties other than Governmental Entities, and to give all such notices to third parties, as are required pursuant to Subsection 4.3.

            5.16. CLOSING EFFORTS. Each of the parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the sale of the Shares to the Buyer are satisfied.

            5.17.   EXPENSES

                    (a) Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal, accounting and broker's fees and other costs and expenses) incurred by it in connection with the transactions contemplated hereby.

                    (b) Except as otherwise expressly provided herein, the
            Stockholder will pay all fees and expenses (including legal, accounting and broker's fees and other costs and expenses) incurred by it or the Company in connection with the transactions contemplated hereby. The Stockholder shall be responsible for payment of all sales or transfer taxes arising out of the conveyance of the Shares. The fees and expenses of Epstein Becker & Green, P.C., special counsel to the Company, in connection with this transaction shall be paid at the Closing by (i) the Company up to the amount of $50,000 and (ii) the Stockholder (or paid by the Company and reimbursed by the Stockholder) to the extent those payments exceed $50,000. Any transfer taxes and fees payable to any Governmental Entity to obtain any necessary authorizations, consents and approvals shall be borne equally by the Buyer and the Stockholder.

                    (c) In the event that legal proceedings are commenced by
            the Buyer against the Stockholder (or the Company, if the transactions contemplated hereby are not consummated), or by the Stockholder against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties that do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     6. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

            6.1.    REPRESENTATIONS, WARRANTIES AND COVENANTS

                    (a) Except for any changes permitted  by the terms hereof or consented to in writing by the Buyer, the representations and warranties of the Stockholder and the Company (including paragraph
            (e) of Subsection 3.6 and paragraph (c) of Subsection 3.16) shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except to the extent such representations and warranties are specifically made as of a particular date, (in which case such representations and warranties shall be true and correct as of such date), provided that if paragraph (c) of Subsection 3.16 shall not be true on and as of the Closing Date as though such representation was made on and as of such date (giving effect to the statutory and contractual requirements in effect as of such date, including any binding written determination by a Governmental Entity to decrease the minimum balances and deposits referenced therein), the Purchase Price shall be reduced by the lesser of (i) $3,700,000 or (ii) the total amount that the Company would be required to fund in order to comply with such paragraph (c) of Subsection 3.16. In the event that the total amount contemplated by clause (ii) of the immediately preceding sentence exceeds $4,700,000, the Buyer, in its discretion, may determine not to proceed with the Closing. The Stockholder and the Company shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

                   (b) At the Closing, the Stockholder shall have delivered to the Buyer a certificate signed by the Senior Vice President, Administration and Finance of the Stockholder as to the Stockholder's compliance with paragraph (a) of this Subsection 6.1. At the Closing, the Company shall have delivered to the Buyer a certificate signed by the President and Chief Executive Officer of the Company as to the Company's compliance with paragraph (a) of this Subsection 6.1.

            6.2. INVESTOR RIGHTS AGREEMENT. The Stockholder and the Company shall have entered into the Investor Rights Agreement with the Buyer.

            6.3. ESCROW AGREEMENT. The Stockholder and the Escrow Agent shall have entered into the Escrow Agreement.

            6.4. AMENDED ORGANIZATIONAL DOCUMENTS. The Bylaws of the Company shall have been amended and restated, effective immediately upon or immediately after the Closing and in a form reasonably acceptable to the Buyer, to the effect set forth under the heading "Amended and Restated Bylaws" in the Supplemental Letter.

            6.5. PROVIDER AGREEMENTS. The Company and each of the Providers identified under the heading "Providers" in the Supplemental Letter shall have entered into agreements amending or replacing their existing Provider Agreements, which new agreements shall be satisfactory in form and substance to the Buyer.

            6.6.     EMPLOYMENT ARRANGEMENTS. On or prior to the Closing Date,
      (a) each individual listed in the Supplemental Letter under the heading "Employment Agreements" shall have entered into an employment agreement with the Company in the form agreed upon by such individual and the Buyer prior to the date hereof and (b) at least 70% of the individuals listed in the Supplemental

      Letter under the heading "Specified Employees" shall have advised the Buyer of their intention to continue their employment with the Company for an indefinite period following the Closing Date.

            6.7. DISPOSITION OF COMMERCIAL BUSINESS. The Company shall have disposed of the Commercial Business and shall have delivered the Guarantee to the Buyer; which Guarantee shall be satisfactory to the Buyer in form and substance. Such disposition shall not, in the reasonable judgment of the Buyer, have impaired the ability of the Company to continue to conduct its Medicaid business consistent in all material respects with the conduct of such business as of the date hereof.

            6.8. IBNR CERTIFICATION. On the Closing Date, the Buyer shall have received a certification of the National Healthcare Office of PricewaterhouseCoopers LLP confirming that all medical claims of the Company's Medicaid business and Commercial Business have been properly reflected as losses incurred but not reported for the purposes of computing the Company's claims payable and claims adjustment expenses, provided that if such Office is unable to deliver such certification, the Buyer, in its discretion, may determine to waive the preceding condition and, as consideration therefor, the Purchase Price shall be reduced by the amount that such Office certifies the Company has failed to properly reflect in claims payable and claims adjustment expenses with respect to its Medicaid business.

            6.9. MEDICAID CONTRACT. The Buyer shall have received such assurances, as the Buyer shall, in its sole discretion, deem sufficient that neither the sale of the Shares as contemplated hereby nor any other actions contemplated hereby will materially affect any of the Company's rights under the Medicaid Contract.

            6.10. CONSENTS. The Stockholder and the Company shall have obtained at their own expense (and shall have provided copies to the Buyer of) all of the waivers, permits, consents, approvals or other authorizations referred to in paragraph (a) Subsection 5.15 that are required on the part of the Company or the Stockholder, consents and approvals of all lenders, lessors, Governmental Entities and other third parties whose authorization, consent or approval is required in order for the Stockholder and the Company to consummate the transactions contemplated hereby, and for the Buyer to operate the Company's Medicaid business, including those set forth in Section 3.5 of the Disclosure Schedule.

            6.11. INDEBTEDNESS. Any indebtedness described in paragraph (b) of Subsection 3.23 shall have been paid to the Company.

            6.12. ADVERSE PROCEEDINGS. No action or proceeding by or before any Governmental Entity shall have been instituted or threatened by any governmental body or person whatsoever that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might affect the right of the Buyer to own the Shares or to own or operate the business of the Company after the Closing.

            6.13. OPINIONS OF COUNSEL. The Buyer shall have received (a) an opinion of counsel to the Stockholder, which counsel shall be reasonably acceptable to the Buyer, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT C and (b) an opinion of Epstein Becker & Green, P.C., special counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT D.

            6.14. MANAGEMENT AGREEMENT. The Company shall have entered into the Management Agreement, satisfactory to the Buyer in form and substance.

            6.15. CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing such additional documents, instruments or certificates as the Buyer may reasonably request including:

                   (a) the stock certificate representing the Shares, duly endorsed in accordance withSubsection 1.1 of this Agreement;

                   (b) such certificates of the Company's officers and of the Stockholder's officers and such other documents evidencing satisfaction of the conditions specified in this Section 6 as the Buyer shall reasonably request;

                   (c) a certificate of the Secretary of State of the State of New Jersey as to the legal existence and good standing (including tax) of the Company in New Jersey;

                   (d) certificates of the Secretary of the Company and of the Stockholder attesting to the incumbency of the Company's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

                   (e) where required by the applicable Lease, estoppel certificates from each Lessor from whom the Company leases real or personal property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company under such Lease;

                   (f) where required by the applicable Lease, estoppel certificates from each tenant to whom the Company leases real property consenting to the acquisition of the Shares by the Buyer and the other transactions contemplated hereby, and representing that there are no outstanding claims against the Company under such Lease;

                   (g) certificates of appropriate governmental officials in each state in which the Company is required to qualify to do business as a foreign corporation as to the due qualification and good standing (including tax) of the Company in each such jurisdiction;

                   (h) written resignations of all directors and officers of the Company, other than as set forth in under the heading "Continuing Directors and Officers" in the Supplemental Letter; and

                   (i) the original corporate minute books of the Company and all corporate seals.

     7. CONDITIONS TO OBLIGATIONS OF THE STOCKHOLDER AND THE COMPANY. The obligations of the Stockholder and the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the
Stockholder:

            7.1.     REPRESENTATIONS, WARRANTIES AND COVENANTS

                     (a) The representations and warranties of the Buyer in
            this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Stockholder. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                    (b) At the Closing, the Buyer shall have delivered to the
            Stockholder a certificate signed by the President and Chief Executive Officer of the Buyer as to the Buyer's compliance with paragraph (a) of this Subsection 7.1.

            7.2. INVESTOR RIGHTS AGREEMENT. The Buyer shall have entered into the Investor Rights Agreement with the Stockholder and the Company.

            7.3. ESCROW AGREEMENT. The Buyer and the Escrow Agent shall have entered into the Escrow Agreement with the Stockholder.

            7.4. FAIRNESS OPINION. The Board of Directors of the Company shall have received, by no later than the earlier of the Closing Date and August 15, 2002, an opinion of Thomas Weisel Partners LLC to the effect that the consideration to be received by the Stockholder in connection with the sale of the Shares is fair to the Stockholder from a financial point of view.

            7.5. CONSENTS. The Buyer shall have obtained at its own expense (and shall have provided copies thereof to the Company or the Stockholder) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in paragraph (b) of Subsection 5.15 that are required on the part of the Buyer.

           7.6. ADVERSE PROCEEDINGS. No action or proceeding by or before any Governmental Entity shall have been instituted or threatened by any governmental body or person whatsoever that shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that might affect the right of the Stockholder to transfer the Shares.

           7.7. OPINION OF COUNSEL. The Stockholder shall have received an opinion of Hale and Dorr LLP, counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT E.

           7.8. MANAGEMENT AGREEMENT. The Buyer shall have entered into the Management Agreement, satisfactory to the Stockholder and the Company in form and substance.

           7.9. CLOSING DELIVERIES. The Stockholder shall have received at or prior to the Closing such additional documents, instruments or certificates as the Buyer may reasonably request, including:

                   (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 7 as the Stockholder shall reasonably request;

                   (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Buyer in Delaware; and

                   (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and validity of charter documents.

     8.    PRICE REDUCTION

           8.1. DAMAGES. After the Closing, the Stockholder shall repay or cause to be repaid to the Buyer, in the manner and subject to the terms and limitations set forth in this Section 8, a portion of the Purchase Price (a "Price Reduction") in the event the Buyer or the Company incurs, suffers or is subject to any claims, damages, losses, liabilities, costs and expenses (including settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Damages") in connection with each and all of the following:

                  (a) all obligations or liabilities of the Company arising or accruing under the Medicaid Contract or any contract relating to or involving the Commercial Business to the extent such obligations or liabilities arise or accrue as of or prior to the time of the Closing and have not been reflected as losses incurred but not reported for purposes of computing the Company's claims payable and claims adjustment expenses (as adjusted to give effect to any reduction in the Purchase Price pursuant to Subsection 6.8), including (i) any medical claims incurred under any Provider Agreement for services rendered to Members as of or prior to the time of the Closing, (ii) any medical claims incurred under any contract or agreement with a physician, hospital or other healthcare service provider for services rendered to members or customers of the Commercial Business as of or prior to the time of the Closing, (iii) any claims of Members who are hospitalized as of or prior to the time of the Closing through the date of discharge of such Members and (iv) any claims of members or customers of the Commercial Business who are hospitalized as of or prior to the time of the Closing through the date of discharge of such members or customers;

                  (b) any (i) breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Stockholder or the Company contained in this Agreement or any other agreement or instrument furnished by the Stockholder or the Company to the Buyer pursuant to this Agreement, (ii) write-off by the Company, prior to the date that is six months after the Closing Date, of any portion of the Closing Receivables in accordance with the normal practice of the Buyer and its subsidiaries and with generally accepted accounting principles, provided that Damages shall be deemed to accrue under this clause (ii) only after the date that is three months after the Closing Date, or (iii) failure to collect, prior to the date that is five business days before the first anniversary of the Closing Date, any of the Closing Receivables, other than those written-off as contemplated by the preceding clause (ii);

                  (c) any failure to perform any covenant or agreement of the Stockholder or the Company contained in this Agreement (including Subsections 5.10 and 5.11) or any agreement or instrument furnished by the Stockholder or the Company to the Buyer pursuant to this Agreement;

                  (d) any failure of the Stockholder to have good, valid and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever; or

                  (e) any claim by a former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder, including preemptive rights; (iii) any rights under the Certificate of Incorporation or Bylaws of the

                        Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

            8.2.     REDUCTION CLAIMS

                     (a) If the Buyer is entitled, or seeks to assert rights,
            to a Price Reduction pursuant to this Section 8, it shall give written notification to the Stockholder of the commencement of any suit or proceeding by a person or entity other than a party hereto for which a reduction is sought (a "Third Party Action"). Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Buyer in so notifying the Stockholder shall relieve the Stockholder of any obligation to reduce the Purchase Price hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Stockholder may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Stockholder may only assume control of such defense if
            (A) it acknowledges in writing to the Buyer that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Action constitute Damages for which the Buyer shall be entitled to a Price Reduction pursuant to this
            Section 8 and (B) the ad damnum is less than or equal to the amount of Damages for which the Purchase Price is to be reduced pursuant to this Section 8 and (ii) the Stockholder may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Buyer. If the Stockholder does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense. The party not controlling the defense of the Third Party Action (the "Non-controlling Party") may participate in such defense at its own expense. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this paragraph (a) of Subsection 8.2 or (ii) the Stockholder assumes control of such defense and the Buyer reasonably concludes that the Stockholder and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. The Stockholder shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Buyer shall not be required if the Stockholder agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Buyer from further liability and has no other adverse effect on the Buyer. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Stockholder, which shall not be unreasonably withheld, conditioned or delayed.

                   (b) In order to seek a Price Reduction pursuant to this
            Section 8, the Buyer shall deliver to the Stockholder and the Escrow Agent written notification (a "Claim Notice") that contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Buyer or the Company and the amount of such Damages (the "Claimed Amount"), to the extent then known, (ii) a statement that the Buyer is entitled to a Price Reduction pursuant to this
            Section 8 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

                   (c) Within 20 days after delivery of a Claim Notice (unless such Claim Notice is delivered pursuant to paragraph (a) of Subsection 8.1, in which case within two business days after delivery of such Claim Notice), the Stockholder shall deliver to the Buyer a written response (the "Response") in which the Stockholder shall: (i) agree that the Buyer is entitled to receive a Price Reduction equal to the Claimed Amount, in which case the Stockholder and the Buyer shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute the Claimed Amount from the Escrow Account to the Buyer or the Company, as contemplated by paragraph (g) of this Subsection 8.2; (ii) agree that the Buyer is entitled to receive a Price Reduction equal to a part (the "Agreed Amount"), but not all, of the Claimed Amount, in which case the Stockholder and the Buyer shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute the Agreed Amount from the Escrow Account to the Buyer or the Company, as contemplated by paragraph (g) of this Subsection 8.2; or (iii) dispute that the Buyer is entitled to receive a Price Reduction for any of the Claimed Amount.

                   (d) During the 30-day period following the delivery of a
            Response that reflects a dispute by the Stockholder of its liability for a Price Reduction for all or a part of the Claimed Amount (a "Dispute"), the Stockholder and the Buyer shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Stockholder and the Buyer shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Stockholder and the Buyer agree in writing to submit the Dispute to such arbitration, then the provisions of paragraph (e) of this Subsection 8.2 shall become effective with respect to such Dispute. The provisions of this paragraph (d) shall not obligate the Stockholder and the Buyer to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Stockholder and the Buyer to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of New Jersey, in accordance with Subsection 11.6. The Stockholder and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to the amount that shall be distributed to the Buyer or the Company, as contemplated by paragraph (g) of this Subsection 8.2 (which notice shall be consistent with the terms of the resolution of the Dispute).

                   (e) If, as set forth in paragraph (d) of this Subsection 8.2, the Buyer and the Stockholder agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions:

                          (i) In the event of any conflict between the
                   Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

                          (ii) The parties shall commence the arbitration by
                   jointly filing a written submission with the Newark, New Jersey office of the American Arbitration Association in accordance with Commercial Rule 5 (or any successor provision).

                          (iii) No depositions or other discovery shall be
                   conducted in connection with the arbitration.

                          (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Subsection 11.6), provided that the Arbitrator shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

                          (v) The Arbitrator shall have no power or authority,
                   under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of paragraph (e) of this Subsection 8.3, or (y) address or resolve any issue not submitted by the parties.

                          (vi) In connection with any arbitration proceeding
                   pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the American Arbitration Association and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Buyer and the Stockholder.

                  (f) Notwithstanding the other provisions of this Subsection
            8.2, if a third party asserts (other than by means of a lawsuit) that the Buyer is liable to such third party for a monetary or other obligation that may constitute or result in Damages for which the Buyer may be entitled to a Price Reduction pursuant to this
            Section 8, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholder, (ii) the Buyer may subsequently make a claim for a Price Reduction in accordance with the provisions of this Section 8, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 8, for any such Damages for which it is entitled to a Price Reduction pursuant to this Section 8 (subject to the right of the Stockholder to dispute the Buyer's entitlement to a Price Reduction, or the amount for which the Buyer is entitled to a Price Reduction, under the terms of this Section 8).

                  (g) It is understood that, pursuant to the provisions of
            Subsection 8.1, a Price Reduction may result from Damages that are incurred by or attributable to the Company and that result in economic harm to the Buyer solely as the result of its status as a stockholder of the Company. In such an event, the parties agree that it is in their mutual best interests for the repayment of any such Price Reduction to be made to the Company, rather than the Buyer. In no event shall any reduction in the amount of any Damages or any Price Reduction and Damages be made to reflect the fact that the Buyer owns less than all of the outstanding capital stock of the Company.

            8.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties that are covered by agreements in paragraphs (a) and (b) of Subsection 8.1 shall (a) survive the Closing and
     (b) shall expire one year after the Closing Date. If the Buyer delivers to the Stockholder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to a Price Reduction under this Section 8 based upon a breach of such representation or warranty (an "Expected Claim Notice"), then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Stockholder; and if the Buyer has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in the Escrow Account after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Stockholder and the Buyer shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained funds to the Stockholder in accordance with the terms of the Escrow Agreement. The rights to a Price Reduction set forth in this Section 8 shall not be affected by (i) any investigation conducted by or on behalf of the Buyer or any knowledge acquired (or capable of being acquired) by the Buyer, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of a Price Reduction hereunder or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

            8.4. LIMITATIONS

                 (a)  Notwithstanding anything to the contrary herein:

                      (i) the aggregate Price Reduction for Damages under this Section 8 shall not exceed the amount of funds contained in the Escrow Account;

                      (ii)    no Price Reduction shall be made under this
                              Section 8 with respect to a claim pursuant to clause (i) of paragraph (b) of Subsection 8.1 (other than a claim relating to a breach of the representations and warranties set forth in Subsections 2.4, 2.5 and 3.2) unless and until the aggregate Damages with respect to claims pursuant to clause (i) of paragraph (b) of Subsection 8.1 (other than as aforesaid) exceed $1,000,000;

                      (iii) the Price Reduction for Damages under clause (iii) of paragraph (b) of Subsection 8.1 shall be reduced to the extent that any Closing Receivables that were the subject of a Price Reduction under clause (ii) of such paragraph (b) are subsequently collected prior to the fifth business day preceding the first anniversary of the Closing Date; and

                      (iv) the aggregate Price Reduction for Damages under clauses (ii) and (iii) of paragraph (b) of Subsection 8.1 (as adjusted pursuant to the preceding clause (iii)) shall not exceed an amount equal to 25 percent of the total Closing Receivables.

      For purposes solely of determining the amount of Damages pursuant to this
      Section 8 (and not for purposes of determining the existence of a breach of a representation or warranty), all representations and warranties of the Stockholder and the Company in Sections 2 and 3 shall be construed as if the terms "Company MAE," "material" and variations thereof were omitted from such representations and warranties.

                  (b) The Escrow Agreement shall be the exclusive means for the
            Buyer to collect any Damages for which it is entitled to a Price Reduction under this Section 8.

                  (c) Except with respect to claims based on fraud, after the
            Closing, the rights of the Buyer under this Section 8 and the Escrow Agreement shall be the exclusive remedy of the Buyer with respect to claims against the Stockholder or the Company resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

                  (d) The Stockholder shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. The amount of the Price Reduction recoverable by the Buyer under this
            Section 8 with respect to a Price Reduction shall be reduced by (i) any proceeds received by the Buyer or the Company, with respect to the Damages to which the Price Reduction relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by the Buyer or the Company, for the tax year in which Damages were incurred, which are clearly attributable to the Damages to which such Price Reduction relates (net of any increased tax liability that may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

      9. POST-CLOSING AGREEMENTS. The Stockholder agrees that from and after the Closing Date:

            9.1.  PROPRIETARY INFORMATION

                  (a) The Stockholder and each of its affiliates (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) (individually, an "Affiliate" and collectively "Affiliates") shall hold in confidence and shall use their Reasonable Best Efforts to have all officers, directors and personnel who continue after the Closing to be employed by such Stockholder or any Affiliate thereof to hold in confidence all knowledge and information of a secret or confidential nature with respect to the business of the Company and not to disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Stockholder.

                  (b) If (i) the employment of an officer, director or other employee of the Stockholder or any Affiliate thereof, to whom secret or confidential knowledge or information concerning the business of the Company has been disclosed, is terminated and (ii) such individual is subject to an obligation to maintain such knowledge or information in confidence after such termination, the Stockholder shall, upon request by the Buyer, take all reasonable steps at its expense to enforce such confidentiality obligation in the event of an actual or threatened breach thereof. Any legal counsel retained by the Stockholder in connection with any such enforcement or attempted enforcement shall be selected by the Stockholder, but shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

                  (c) The Stockholder agrees that the remedy at law for any
            breach of this Subsection 9.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 9.1.

            9.2. FURTHER ASSURANCES. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, the Shares, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

            9.3. NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of one year after the Closing Date, neither the Stockholder nor any Affiliate thereof shall (a) solicit or otherwise induce any individual identified under the heading "Specified Employees" in the Supplemental Letter to terminate his or her employment or with the Buyer (or the Company) or to become an employee of the Stockholder or and Affiliate thereof or (b) hire any individual identified under the heading "Specified Employees" in the Supplemental Letter.

            9.4.   NON-COMPETITION AGREEMENT

                   (a) For a period of five years after the Closing Date, the
            Stockholder shall not engage directly or indirectly in the ownership, management or operation of any health insurance or health benefit program, including any health maintenance organization, health care preferred provider organization or traditional indemnity program, offered to Medicaid beneficiaries through the State of New Jersey Medicaid managed care program or to beneficiaries through the Children's Health Insurance Program authorized under Title XXI of the Social Security Act, as amended, in the State of New Jersey (a "Competing Business"). Notwithstanding the foregoing, during such period the Stockholder shall be permitted to acquire, or make investments in, entities that constitute a Competing Business, provided that (i) the gross revenues of such entities' Competing Businesses are not material in the aggregate to Buyer, as Buyer's business is then conducted, and (ii) the Medicaid memberships of those entities' Competing Businesses in the Service Areas are not material in the aggregate to Buyer, as Buyer's business is then conducted.

                    (b) The parties hereto agree that the duration and
            geographic scope of the non-competition provision set forth in this Subsection 9.4 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Stockholder agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

     10.    TERMINATION OF AGREEMENT

            10.1. TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., Eastern Time, on January 1, 2003, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of the Company, the Buyer and the Stockholder.

            10.2. TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Stockholder or the Company under this Agreement, and the Stockholder shall have no further obligation or liability to the Buyer under this Agreement.

            10.3. TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Stockholder, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Stockholder or the Company or the failure of the Stockholder or the Company to perform any condition or obligation hereunder. In addition, the Stockholder may terminate this Agreement on or before August 16, 2002, in the event that Thomas Weisel Partners LLC advises the Company that it will be unable to deliver the opinion contemplated by Subsection 7.4.

            10.4. AVAILABILITY OF REMEDIES AT LAW. In the event this Agreement is terminated by the Buyer or the Stockholder pursuant to the provisions of this Section 10, the parties hereto shall have available to them all remedies afforded to them by applicable law.

     11.    GENERAL

            11.1. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                To the Company:             University Health Plans, Inc.
                                            555 Broad Street, 17th Floor
                                            Newark, New Jersey 07102
                                            Attention: President

                To the Buyer:               Centene Corporation
                                            7711 Carondelet Avenue, Suite 800
                                            St. Louis, Missouri  63801
                                            Attention:  President and Chief
                                             Executive Officer

                      With a copy to:       Hale and Dorr LLP
                                            60 State Street
                                            Boston, Massachusetts  02109
                                            Attention:  Mark L. Johnson

                To the Stockholder:         University of Medicine and
                                             Dentistry of New Jersey
                                            65 Bergen Street
                                            Newark, New Jersey 07107
                                            Attention:  Senior Vice President,
                                              Administration and Finance

                      With a copy to:       Epstein Becker & Green, P.C.
                                            1227 25th Street, NW, Suite 700

                                            Washington, DC 20037-1175
                                            Attention: Robert D. Reif

     Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

           11.2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Stockholder and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a wholly owned subsidiary of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer, the Stockholder or the Company from any obligation or liability under this Agreement.

           11.3.   ENTIRE AGREEMENT; AMENDMENTS

                   (a) This Agreement, the Disclosure Schedules, all Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto (including the Supplemental Letter) with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Disclosure Schedule and the Exhibits attached hereto are hereby incorporated as integral parts of this Agreement.

                   (b) This Agreement may be amended only with the written consent of each of the parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

           11.4. SEVERABILITY. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

           11.5. INVESTIGATION OF THE PARTIES. All representations and warranties contained herein that are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

           11.6. SUBMISSION TO JURISDICTION. Each party (a) submits to the jurisdiction of any state or federal court sitting in Essex County, New Jersey in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court.

           11.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

           11.8.    CONSTRUCTION

                    (a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                    (b) The headings of the Sections and Subsections of this Agreement are included only for convenience and shall not affect the meaning or interpretation of this Agreement.

                    (c) References herein to Sections and Subsections shall
            mean such Sections and Subsections of this Agreement, except as otherwise specified. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

                    (d) In computing any period of time under this Agreement,
            the day from which the designated period of time begins to run shall not be included; the last day of the period so computed shall be included, unless it is not a business day, in which event the period shall run until the end of the next day that is a business day. For purposes of this Agreement, the term "business day" shall mean the day that is not a Saturday, a Sunday or a statutory or civic holiday in either the State of Missouri or the State of New Jersey.

                    (e) If the provisions of any Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.

            11.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                               UNIVERSITY HEALTH PLANS, INC.


                               By:  /s/ Alexander H. McLean
                                   --------------------------------------------
                                   Name:  Alexander H. McLean
                                   Title: President and Chief Executive Officer


                               UNIVERSITY OF MEDICINE AND DENTISTRY
                                  OF NEW JERSEY


                               By:  /s/ James A. Archibald
                                   --------------------------------------------
                                   Name:  James A. Archibald
                                   Title: Senior Vice President


                               CENTENE CORPORATION


                               By:  /s/ Michael F. Neidorff
                                   --------------------------------------------
                                   Name:  Michael F. Neidorff
                                   Title: President and Chief Executive Officer